                            STOCK PURCHASE AGREEMENT




                                  BY AND AMONG



                                    KTI, INC.


                                       AND



            THE SHAREHOLDERS OF MULTITRADE GROUP, INC. LISTED HEREIN


                            DATED AS OF JUNE 16, 1998

                                TABLE OF CONTENTS

                                                                            Page
                         ARTICLE 1. CERTAIN DEFINITIONS

Definitions ...................................................................1

                   ARTICLE 2. SALE OF SHARES; PURCHASE PRICE

Sale of Shares. ...............................................................8
Purchase Price ................................................................8
Initial Purchase Price Adjustment .............................................8
Payment of Initial Adjusted Purchase Price and Escrow Amount ..................9
Closing Balance Sheet .........................................................9
Payment of Final Purchase Price Adjustment ...................................10
Environmental Concerns. ......................................................11

                          ARTICLE 3. OTHER AGREEMENTS

Deliberately Omitted..........................................................12
Public Announcement ..........................................................12
Insurance ....................................................................12

                          ARTICLE 4. CERTAIN COVENANTS

Conduct of Business ..........................................................13
Filings ......................................................................13
Consummation of Agreement ....................................................14
Employee Benefits ............................................................14
Certain Transactions .........................................................15
Tax Matters ..................................................................16

                                       i
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              ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLERS

Capital Stock ................................................................17
Organization and Standing ....................................................18
Authorization; Consents; Enforceability ......................................18
No Violation .................................................................18
Insurance ....................................................................19
Liens and Encumbrances .......................................................19
Absence of Certain Changes. ..................................................19
Financial Statements .........................................................20
Real Property ................................................................20
Fixed Assets .................................................................20
Intellectual Property ........................................................20
Ownership of Assets ..........................................................21
Contracts ....................................................................21
Litigation ...................................................................21
Operations Conducted Lawfully ................................................21
Environmental Matters ........................................................22
Taxes ........................................................................22
Labor Relations ..............................................................22
Employee Plans ...............................................................23
PURPA Compliance .............................................................23
SEC Disclosures ..............................................................24
No Transfer Restrictions .....................................................24
Union Contracts ..............................................................24
Capacity of Sellers ..........................................................24
Liens and Encumbrances .......................................................24
No Violation of HSR Act ......................................................24
Disclaimer of other Representations and Warranties ...........................24

               ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER

Organization and Standing of Buyer ...........................................25
No Violation .................................................................25
Authorization; Enforceability; Consents ......................................25
No Litigation ................................................................26
Financing ....................................................................26
Knowledge ....................................................................26
Investment Intent ............................................................26

                                       ii
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                        ARTICLE 7. CONDITIONS PRECEDENT

General Conditions ...........................................................26
Conditions to Obligations of Buyer ...........................................27
Conditions to Obligation of Sellers ..........................................27
Waiver/Satisfaction of Conditions Precedent ..................................28

                             ARTICLE 8. THE CLOSING

Closing ......................................................................28
Deliveries at Closing ........................................................28

                             ARTICLE 9. TERMINATION

Termination ..................................................................30
Effect of Termination ........................................................30

                          ARTICLE 10. INDEMNIFICATION

Indemnification by Sellers ...................................................30
Indemnification by Buyer .....................................................31
Procedure ....................................................................32
Nature and Survival of Representations and Warranties and
     Certain Liabilities .....................................................32
Subrogation ..................................................................33
Net Indemnity Payment ........................................................33

                         ARTICLE 11. GENERAL PROVISIONS

Expenses .....................................................................33
Brokerage ....................................................................33
Notices ......................................................................34
Further Assurances ...........................................................35
Resolution of Disputes .......................................................35
Assignment; Successors In Interest ...........................................36
Governing Law ................................................................36
Counterparts .................................................................36
No Third Party Rights ........................................................36
Severability .................................................................36
Obligations of the Company ...................................................37

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Entire Agreement .............................................................37
Amendment; Waiver ............................................................37
Headings .....................................................................37
Fair Construction ............................................................37

                                       iv
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                                    SCHEDULES

Schedule 1.1      Permitted Liens and Exceptions
Schedule 4.1      Conduct of Business
Schedule 4.4      Excluded Employees
Schedule 4.4(a)   Company Employees
Schedule 4.5      Transferred Real Property
Schedule 5.3(b)   Consents of Sellers or the Company
Schedule 5.4      Violations and Conflicts
Schedule 5.5      Schedule of Insurance
Schedule 5.7      Certain Changes
Schedule 5.9      Real Property
Schedule 5.10     Fixed Assets
Schedule 5.11     Intellectual Property
Schedule 5.13     Material Contracts
Schedule 5.17     Taxes
Schedule 5.18     Labor Relations
Schedule 5.19     Benefit Plans
Schedule 6.3(b)   Consents of Buyers

                                       v
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                            STOCK PURCHASE AGREEMENT

           THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 16th day of June 1998, by and among KTI, Inc., a New Jersey corporation ("Buyer"), and the shareholders of Multitrade Group, Inc., a Virginia corporation (the "Company") listed in Exhibit A hereto (such shareholders referred to herein together as "Sellers" and individually as a "Seller").

           A. Sellers own all of the issued and outstanding common stock, $1.00 par value per share ("Shares"), of the Company. Buyer intends to acquire the Company by purchasing all of the Seller's right, title and interest in and to the Shares.

           B. Prior to the Closing (as defined herein) the Company will redeem such shares of the currently issued and outstanding Shares of the Company pro rata among its shareholders in exchange for the number of shares of common stock of Power Plant Constructors, Inc. ("PPC") set forth opposite Sellers' name on Exhibit B (such redemption referred to herein as the "Redemption"). Upon consummation of the Redemption, Sellers will own all of the issued and outstanding capital stock of PPC.

           The parties hereto, in consideration of the mutual promises set forth below, the mutuality and sufficiency of which are hereby acknowledged, hereby agree as follows:


                                   ARTICLE 1.

                               CERTAIN DEFINITIONS

           1.1       Definitions

           "Accounting Firm" shall have the meaning specified in Section 4.6(b) of this Agreement.

           "Actual Closing Liabilities" shall mean the sum, as of the Closing Date, of (i) the total current liabilities of the Company; (ii) the amount of obligations of the Company under capital leases; and (iii) the expected tax liability to the Company resulting from the Redemption; provided, that under no circumstances shall any liabilities which may arise due to (x) the naming of Olympic Insurance Agency as the Company's and Subsidiary's insurance agent of record pursuant to Section 3.3 or (y) the actions taken by the Company pursuant to the last sentence of Section 4.4(d) be considered liabilities of the Company for purposes of the Actual Closing Liabilities (it being understood that any such liabilities shall remain liabilities of the Company after the Closing
Date).
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           "Actual Current Assets" shall mean the total current assets of the
Company as of the Closing Date.

           "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time.

           "Base Purchase Price" shall have the meaning specified in Section 2.2 of this Agreement.

           "Business Day" shall mean any day which is not a Saturday, Sunday, or other day on which banks in the states of Virginia and New York are authorized or required to close.

           "Buyer Losses" shall have the meaning specified in Section 10.1 of this Agreement.

           "Buyer Operations" shall have the meaning specified in Section 4.4(e) of this Agreement.

           "Buyer Plans" shall have the meaning specified in Section 4.4(c) of this Agreement.

           "Cash Amount" shall have the meaning specified in Section 2.4 of this Agreement.

           "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

           "Claim" shall have the meaning specified in Section 10.3(a) of this Agreement.

           "Closing" shall have the meaning specified in Section 8.1 of this Agreement.

           "Closing Balance Sheet" shall have the meaning specified in Section 2.5(a) of this Agreement.

           "Closing Certificate" shall have the meaning specified in Section 2.3 of this Agreement.

           "Closing Date" shall have the meaning specified in Section 8.1 of this Agreement.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Company" shall have the meaning specified in the recitals to this Agreement.

           "Company Accountant" shall have the meaning specified in Section 4.6(b) of this Agreement.

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
           "Company Employee Plan" shall mean any Employee Plan that the Company or its Subsidiary maintains or contributes to or is required to contribute to or in which the Company or its Subsidiary otherwise participates.

           "Company Employees" shall have the meaning specified in Section 4.4(a) of this Agreement.

           "Consent" means any consent, waiver, approval, authorization, exemption, registration or declaration.

           "Contracts" shall mean all contracts, understandings, commitments or agreements, whether oral or written, to which the Company or its Subsidiary is a party.

           "EEOC" shall have the meaning specified in Section 5.18 of this Agreement.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "Effective Time" shall have the meaning specified in Section 8.1 of this Agreement.

           "Employee Plan" shall mean any "employee benefit plan" (as defined in subsection 3(3) of ERISA), any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay (including "golden parachute" plans or similar arrangements), bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan, and any employment agreement or consulting agreement.

           "Environmental Claims" shall mean any administrative, regulatory or judicial action, suit, demand, claim, lien and notice of noncompliance or violation relating to an Environmental Law by Governmental Authorities, or by private third parties.

           "Environmental Law" shall mean any applicable federal, state or local statute, law, rule, regulation, ordinance, permit or order relating to the protection of the environment, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the
Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; the Federal
Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.;
the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections
6901 et seq.; and any similar state or local law.

           "Escrow Account" shall mean the account established pursuant to the Escrow Agreement.

           "Escrow Agent" shall mean Crestar Bank N.A.

           "Escrow Agreement" shall mean the Escrow Agreement to be dated the Closing Date between Buyer, Sellers and the Escrow Agent in substantially the form attached hereto as Exhibit D.

           "Escrow Amount" shall mean $500,000 for all purposes of this Agreement, provided however that such amount may be offset in accordance with
Section 2.7(c).

            "Estimated Closing Liabilities" shall have the meaning specified in
Section 2.3(b) of this Agreement.

           "Estimated Closing Current Assets" shall have the meaning specified in Section 2.3(b) of this Agreement.

           "Excluded Assets" shall mean the assets of the Company identified in
Section 4.5(a) of this Agreement.

           "Final Purchase Price" shall mean the Base Purchase Price adjusted as follows:

                     (i) The Base Purchase Price shall be reduced by the Actual Closing Liabilities; and

                     (ii) The Base Purchase Price shall be (x) increased by the dollar amount, if any, by which the Actual Current Assets are greater than $754,000; and (y) decreased by the dollar amount, if any, by which the Actual Current Assets are less than $754,000.

           "Final Purchase Price Adjustment" shall have the meaning specified in
Section 2.6 of this Agreement.

           "Financial Statements" shall have the meaning specified in Section
5.8 of this Agreement.

           "GAAP" shall mean generally accepted accounting principles, as in effect from time to time in the United States.

           "Governmental Authority" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company, the Sellers or the Buyer or any of their respective Subsidiaries or any of the transactions contemplated by this Agreement.

           "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


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           "Indemnitee" shall have the meaning specified in Section 10.3(a) of this Agreement.

           "Indemnitor" shall have the meaning specified in Section 10.3(a) of this Agreement.

           "Individual Shares" shall have the meaning specified in Section 5.1 of this Agreement.

           "Initial Adjusted Purchase Price" shall have the meaning specified in
Section 2.3(b) of this Agreement.

           "Initial Purchase Price Adjustment" shall have the meaning specified in Section 2.3(b) of this Agreement.

           "Intellectual Property" shall mean all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property owned or used by any Company.

           "Interim Statements" shall have the meaning specified in Section 5.8 of this Agreement.

           "Knowledge" shall mean, with respect to the Sellers, the actual knowledge of B.E. Brammer, H.C. Self and W.H. Padgett and, with respect to Buyer, the actual knowledge of Martin J. Sergi, Robert B. Field and Robert E. Wetzel.

           "Leases" shall mean all leases by which the Company leases Real Property identified as "leased" on Schedule 5.9.

           "Losses" shall have the meaning specified in Section 10.1 of this Agreement.

           "Material Adverse Effect" shall mean, with respect to a Person, any effect that is or is reasonably expected to be materially adverse to the business, results of operations, or financial or operating condition of such Person and, if applicable, its Subsidiaries, taken as a whole.

           "Material Contract" shall have the meaning specified in Section 5.13 of this Agreement.

           "Multiemployer Plan" shall mean a multiemployer plan as defined in section 4001(a)(3) of ERISA.

           "NLRB" shall have the meaning specified in Section 5.18 of this Agreement.

           "OSHA" shall mean the Occupational Safety and Health Administration of the United States Department of Labor.

           "Owned Real Property" shall mean the Real Property identified as "owned" on Schedule 5.9.

           "Permits" shall mean all permits, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any Governmental Authority.

           "Permitted Exceptions" shall mean (i) liens for Taxes or other assessments or charges of Governmental Authorities that are not yet due and payable or that are being contested in good faith by appropriate proceedings;
(ii) workmen's, repairmen's or other similar liens imposed by law arising or incurred in the ordinary course of business with respect to obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (iii) laws, ordinances and governmental regulations regulating the use or occupancy of the Real Property or the character, dimensions or locations of the improvements thereon, (iv) any matter that would be disclosed by a current inspection and survey of the Real Property, (v) any easement, restriction, exception, condition, covenant or other encumbrance that does not materially interfere with the continued use of any portion of the Real Property for the purposes for which they have been used by the Company; and (vi) the liens and exceptions set forth on Schedule 1.1, or otherwise approved in writing by Buyer.

           "Person" shall mean any individual, company, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

           "PPC" shall have the meaning specified in the recitals to this Agreement.

           "Prime Rate" shall have the meaning specified in Section 2.6 of this Agreement.

           "Real Property" shall mean the real property specified in Schedule 5.9, and the structures, improvements, buildings and facilities located thereon and the easements and appurtenants thereto.

           "Redemption" has the meaning set forth in the recitals to this Agreement.

           "Seller" shall have the meaning specified in the recitals to this Agreement.

           "Seller Losses" shall have the meaning specified in Section 10.2 of this Agreement.

           "Seller's 401(k) Plan" shall mean the Multitrade 401(k) Profit Sharing Plan.

           "Sellers' Representative" shall mean B.E. Brammer.

           "Shares" shall have the meaning specified in the recitals to this Agreement.

           "Short Period Tax Returns" shall have the meaning specified in
Section 4.6(b) of this Agreement.

           "Sterling" shall have the meaning specified in Section 4.5(a) of this Agreement.

           "Subsidiary" shall mean, with respect to a specified Person, each corporation, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, fifty percent (50%) or more of the stock or other interests having general voting power in the election of directors or Persons performing similar functions or rights to fifty percent (50%) or more of any distributions. For purposes of this definition, PPC and its Subsidiaries (taking into account the transfer of the Excluded Assets as provided in Section 4.5(a)) shall not be deemed Subsidiaries of the Company.

           "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any United States federal, state, local or foreign taxing authority.

           "Tax Indemnification Period" shall mean the period (including all prior taxable years) ending on and including the Closing Date. For any taxable year of the Company that does not end on, and would otherwise extend beyond, the Closing Date, there shall be deemed a short taxable year ending on and including such date and a second deemed short taxable year beginning on and including the day after such date. For purposes of allocating gross income and deductions between deemed short taxable years, all amounts of income and deduction shall be deemed to have accrued pro rata during the actual taxable years of the Company, except for items of income or loss arising from an extraordinary event, which shall be reflected in the period in which such event occurred.

           "Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

           "Third Party Claim" shall have the meaning specified in Section 10.3(b) of this Agreement.

                                   ARTICLE 2.

                         SALE OF SHARES; PURCHASE PRICE

     2.1 Sale of Shares. Subject to the terms contained in this Agreement, at the Closing Buyer agrees to buy from Sellers, and Sellers agree to sell and transfer to Buyer, the Shares.

     2.2 Purchase Price. In consideration of the transfer to Buyer of the Shares and subject to the terms and conditions of this Agreement, Buyer shall pay to Sellers an aggregate amount equal to Thirteen Million Two Hundred Seventy-Nine Thousand Eight Hundred Seventy-Five and no/100 dollars ($13,279,875.00) (the "Base Purchase Price"), subject to the Initial Purchase Price Adjustment and Final Purchase Price Adjustment to be made pursuant to Sections 2.3 and 2.5 below.

     2.3 Initial Purchase Price Adjustment. (a) The parties acknowledge that, prior to Closing, the Sellers' Representative has delivered to the Buyer a certificate in the form annexed hereto as Exhibit C (the "Closing Certificate") setting forth a good faith estimate of (i) the total current liabilities of the Company as of May 31, 1998 (which shall include line items consistent with those line items included in the pro forma consolidated balance sheet as of March 31, 1998 attached hereto in Exhibit C); (ii) the amount of obligations under capital leases; (iii) the expected tax liability to the Company resulting from the Redemption; and (iv) the total current assets of the Company as of May 31, 1998 (which shall include line items consistent with those line items included in the pro forma consolidated balance sheet of the Company as of March 31, 1998 attached hereto in Exhibit C). The Closing Certificate also identifies each of the Company's creditors and the respective amounts owed to such creditors.

           (b) At the Closing, the Base Purchase Price shall be adjusted as follows (such adjustment being referred to herein as the "Initial Purchase Price Adjustment"):

                     (i) The Base Purchase Price shall be reduced by the total of clauses (i), (ii) and (iii) in Section 2.3(a) above (collectively, the "Estimated Closing Liabilities"), provided, that under no circumstances shall any liabilities which may arise due to (x) the naming of Olympic Insurance Agency as the Company's and Subsidiary's insurance agent of record pursuant to Section 3.3 or (y) the actions taken by the Company pursuant to the last sentence of Section 4.4(d) be considered liabilities of the Company for purposes of the Estimated Closing Liabilities (it being understood that any such liabilities shall remain liabilities of the Company after the Closing
           Date); and

                     (ii) The Base Purchase Price shall be (x) increased by the dollar amount, if any, by which the total current assets of the Company as of May 31, 1998 (the "Estimated Closing Current Assets") is greater than $754,000; and (y) decreased by the dollar amount, if any, by which the Estimated Closing Current Assets is less than $754,000; and (z) increased by Thirty Thousand Dollars ($30,000) in respect of estimated net operating income of the Company for the month of June 1998 through the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, as of the Closing Date, the Company will have a minimum of

           $81,000 in cash on hand (it being understood that any such cash shall be included for purposes of determining the Estimated Closing Current Assets and Actual Current Assets).

The Base Purchase Price as adjusted by the Initial Purchase Price Adjustment shall be referred to herein as the "Initial Adjusted Purchase Price."

           (c) The Buyer shall, at the Closing, pay to each of the Company's creditors identified in the Closing Certificate the amount due each such creditor as set forth in the Closing Certificate (it being understood that the payments to be made pursuant to this Section 2.3(c) shall not be an additional reduction in the Base Purchase Price but rather shall constitute a portion of the Estimated Closing Liabilities that, as provided in Section 2.3(b)(i), have been included in the Initial Purchase Price Adjustment).

           2.4 Payment of Initial Adjusted Purchase Price and Escrow Amount. The Initial Adjusted Purchase Price, less the Escrow Amount (such net amount being referred to herein as the "Cash Amount"), shall be paid by Buyer on the Closing Date by wire transfer of immediately available funds to the accounts which have been designated by the Sellers' Representative for receipt thereof. The Cash Amount shall be allocated by the Sellers' Representative among the Sellers in proportion to their respective holdings of Shares as set forth in Exhibit A hereto. Buyer shall, concurrently therewith, deposit the Escrow Amount into the Escrow Account.

           2.5 Closing Balance Sheet.

           (a) Delivery of Closing Balance Sheet. Within 45 days after the Closing Date, Sellers' Representative shall cause to be prepared and shall deliver to Buyer the consolidated balance sheet of the Company (the "Closing Balance Sheet") as of the end of business on the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Company's pro forma consolidated balance sheet as of March 31, 1998. Based on the Closing Balance Sheet, the Sellers' Representative shall compute the Actual Closing Liabilities, the Actual Current Assets and the Final Purchase Price and attach a certificate to the Closing Balance Sheet setting forth the calculation of the Actual Closing Liabilities and the Actual Current Assets and the Final Purchase Price. Buyer shall provide Sellers' Representative and their accountants full access to the Company's books and records, any other relevant information concerning the Company (including work papers of the Company's accountants) and to any employees of the Company, and Buyer shall cooperate fully with Sellers' Representative, to the extent necessary for Sellers' Representative to prepare and determine the Closing Balance Sheet, Actual Closing Liabilities, Actual Current Assets and the Final Purchase Price. At 5:00 p.m. Virginia time on the 10th day after receipt thereof, Buyer shall be deemed to have accepted the Closing Balance Sheet, Actual Closing Liabilities, Actual Current Assets and the Final Purchase Price as proposed by Sellers' Representative if Buyer has not by then given Sellers' Representative timely written notice of objection pursuant to Section 2.5(b).

           (b) Determination of the Final Purchase Price. If Buyer does not accept the Closing Balance Sheet prepared by Sellers' Representative or the Sellers' Representative's computation of Actual Closing Liabilities, Actual Current Assets and the Final Purchase Price, Buyer shall give written notice to Sellers' Representative within ten (10) days after receipt thereof. The notice shall set forth in detail the basis for Buyer's objections. If Buyer and Sellers' Representative are unable to resolve the dispute within thirty (30) days after delivery of Buyer's written notice, the parties shall engage KPMG Peat Marwick LLP or another mutually agreeable independent nationally recognized certified public accounting firm to resolve the dispute. The accounting firm shall compute Actual Closing Liabilities, Actual Current Assets and the Final Purchase Price in accordance with this Agreement and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The decision of such accounting firm shall be rendered within twenty
(20) days of such engagement and shall be binding on the parties. Buyer on the one hand, and Sellers on the other, each shall pay one-half of the cost of the accounting firm.

           2.6 Payment of Final Purchase Price Adjustment. Within three (3) Business Days after the final determination of the Final Purchase Price, an amount shall be payable, by wire transfer in immediately available funds to an account or accounts designated by Sellers' Representative or Buyer (as applicable), as follows: (i) if the Final Purchase Price is greater than the Initial Adjusted Purchase Price, Buyer shall pay to Sellers' Representative the amount of such increase; and (ii) if the Final Purchase Price is less than the Initial Adjusted Purchase Price, the Sellers' Representative shall pay to Buyer the amount of such decrease (such payment being referred to herein as the "Final Purchase Price Adjustment"). Any payments required to be paid pursuant to this
Section 2.6 shall be paid by or to the Sellers' Representative (and such amounts shall be paid by or to the Sellers by or to, as the case may be, the Sellers' Representative in proportion to Sellers' respective holdings of Shares as set forth in Exhibit A hereto) and shall be made by wire transfer to such account or accounts as the Buyer or Sellers' Representative, as the case may be, shall designate not less than one (1) Business Day in advance of the day any such payment is due. Interest shall accrue on all amounts due under this Section 2.6 not paid when due at the per annum prime rate of interest announced from time to time by NationsBank, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by Sellers' Representative and Buyer) at its prime rate of interest, as in effect from time to time, such interest to be calculated based on the actual number of days elapsed from the date such amount becomes due and owing until paid in full and based on a 365-day year (the "Prime Rate"). In the event any of the parties to this Agreement shall bring an action to enforce the payment provisions of this
Section 2.6, the prevailing party shall be entitled to recover its reasonable attorneys' fees incurred in such action from the unsuccessful party.

           2.7 Environmental Concerns.

                     (a) Purchase Price Reduction and Release. Buyer and Sellers acknowledge that the base purchase price for the Shares was reduced by $220,125 from $13,500,000 to the Base Purchase Price in respect of certain concerns relating to the Real Property described with more particularity in that certain letter delivered on June 9, 1998 from David E. (Ted) Hill on behalf of Buyer to the Company, a copy of which is on file with the Company (the "Environmental Concerns"). Sellers have agreed to the purchase price reduction described above in full and final satisfaction of any claims for loss, damage or liability relating to the Environmental Concerns or the remediation thereof, and Buyer hereby releases and acquits Sellers from all liability in connection therewith, except as expressly provided below in this Section 2.7. Except as expressly provided in this Section 2.7 to the contrary, none of such loss, liability or damage shall (i) constitute "Loss" or "Losses" under Section 10.1 below or (ii) be the subject of indemnification by Sellers under Section 10.1 below or otherwise.

                     (b) Hazardous Storm Water Runoff/Stream Bed Matters. Prior to Buyer's cleanup of potential coal and/or ash dust residue from storm water run-off areas at the Real Property ("Runoff Area Residue), Sellers agree to provide one representative sample of such material from each plant to a recognized environmental laboratory for analysis. In the event such laboratory reports that said sample contains "hazardous materials" or "hazardous substances" above applicable action levels, as such terms are defined under applicable Environmental Law, the release and exclusion from the indemnification under Section 10.1 that are provided for under subsection (a) above shall not be effective as they relate to the cleanup of such hazardous Runoff Area Residue, and such cleanup costs shall be considered "Loss" under Section 10.1 and subject to indemnification in accordance with the provisions, and subject to the limitations, contained therein. In addition, in the event that the remediation of Runoff Area Residue is required by Environmental Law to include remediation of streams or waterways beyond the banks thereof ("Stream Cleanup"), the release and exclusion from the indemnification under Section 10.1 that are provided for under subsection (a) above shall not be effective as they relate to such Stream Cleanup, and such cleanup costs shall be considered "Loss" under Section 10.1 and subject to indemnification in accordance with the provisions, and subject to the limitations, contained therein.

                     (c) Escrow Account Offset. Buyer shall immediately draw down $46,750 of the Escrow Amount at the time of Closing for the purpose of reimbursing Buyer for the cost of addressing certain aspects of the Environmental Concerns relating to ash disposal. To provide Buyer with immediate access to such funds, Buyer shall not be obligated to remit such $46,750 to Escrow Agent under the Escrow Agreement but shall retain such funds and shall remit a total of $453,250 to Escrow Agent, which shall be deemed to constitute full funding of the Escrow Account; and for all purposes of this Agreement, Buyer's retention of said $46,750 shall be treated as a disbursement of such amount from the Escrow Account.

                     (d) Consultation Services. Sellers hereby agree to cause B.E. Brammer and W.H. Padgett to provide, at no cost to Buyer or the Company, for a period of one year after the Closing Date, reasonable consulting services to the Company, subject to their availability and at no cost or liability to either of them, in the nature of consultation on historical matters of plant ownership and operation.

                                   ARTICLE 3.

                                OTHER AGREEMENTS

           3.1 Deliberately Omitted.

           3.2 Public Announcement. Buyer shall timely disclose the existence of this Agreement and such other pertinent information as may be required under applicable federal and state securities laws. Without limitation, such disclosures shall include, to the extent required by such laws, a statement of the anticipated Closing Date and have the following attached exhibits: (i) a press release announcing the acquisition of the Company and Subsidiary by Buyer, and (ii) a copy of this Agreement. Buyer shall notify and use its reasonable best efforts to provide copies of such disclosure or announcement to Sellers' Representative at least one Business Day prior to any such disclosure or announcement. Except as provided in the preceding two sentences, Buyer and Sellers agree that neither party shall make any other public announcement or issue any other press release concerning the transactions contemplated hereby without prior written agreement with the other party, except as a party may determine in good faith is required by law, in which case the party making such announcement or release shall use reasonable efforts to permit the other party to review such announcement or release in advance to the extent that compliance with applicable law is not prejudiced.

           3.3 Insurance. At or prior to the Closing, Buyer may, at its option, direct Sellers to cause the Company to appoint, effective as of the Closing Date, Olympic Insurance Agency as its insurance agent of record. In the event such appointment requires modification of any of the Company's or Subsidiary's employee benefit plans, Buyer may direct Sellers to cause the Company and Subsidiary, at the expense of Buyer, to modify such plans effective as of the Closing.

                                   ARTICLE 4.

                                CERTAIN COVENANTS

           4.1 Conduct of Business. Except as otherwise contemplated by the terms of this Agreement or as set forth on Schedule 4.1 or with the prior written consent of Buyer, from the date hereof until the Closing, Sellers will cause the Company to: (a) not enter into any material contract or agreement other than in the ordinary course of business or terminable upon not more than thirty (30) days' prior notice; (b) not amend, modify or waive any material provision of any existing Material Contract or agreement other than in the ordinary course of business; (c) not mortgage, pledge, sell or transfer any of its assets, except in the ordinary course of business; (d) conduct the business only in the ordinary course (including with respect to the payment of accounts payable and the collection of accounts receivable) and in substantially the same manner as heretofore conducted; (e) maintain and keep its properties and equipment in reasonable and normal working order and condition, except for ordinary wear and tear; (f) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained; (g) perform its obligations under all contracts and agreements in all material respects; (h) use its reasonable efforts to maintain and preserve its business organizations, retain its present managerial employees and maintain its relationships with material suppliers, customers and others having business dealings with it; (i) maintain its books of account and records in the usual and regular manner and not make any material changes in its accounting practices;
(j) comply in all material respects with all material laws and regulations applicable to it; (k) except for changes in compensation in the ordinary course of business, not make any change in any Employee Plan or compensation to any officers, directors or employees or adopt any new Employee Plan; (l) not amend its articles of incorporation or bylaws; (m) not redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto; (n) not merge or consolidate with, or purchase a substantial portion of the assets of, any Person, or otherwise acquire any material assets, except in the ordinary course of business consistent with past practice; (o) not take any action that would, to the Sellers' knowledge, make any of the representations or warranties of Sellers contained in this Agreement to be untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied; and (p) not agree, whether in writing or otherwise, to do any of the foregoing. Subject to the covenant set forth in
Section 2.3(b) of this Agreement, it is understood and agreed that Sellers may cause the Company, up to and including the Closing Date, to pay dividends or make other distributions to Sellers equal to all of the cash equivalents in or generated by the Company and its Subsidiaries.

           4.2 Filings. Buyer and Sellers will make or cause to be made all such filings and submissions under applicable laws and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the HSR Act. Buyer and Sellers will cooperate and coordinate with one another in connection with any such filings or submissions.

           4.3 Consummation of Agreement. Buyer and Sellers will use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by each of them under this Agreement so that the transactions contemplated hereby shall be consummated. In addition, subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of Buyer or Sellers, that could materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, Buyer or Sellers, as applicable, will notify the other of such event and each of them will use reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

           4.4 Employee Benefits.

           (a) Buyer and Affiliates of Buyer have no present intention to terminate any person who will be an employee of the Company or its Subsidiary as of the Closing Date (the "Company Employees"), but will have no obligation to continue the employment of any Company Employees for periods after the Closing Date. Attached hereto as Schedule 4.4(a) is a census of the Company Employees as of the Closing Date showing for each Company Employee the following information: name, social security number, date of hire by the Company or its Subsidiary, compensation level, customary hours per week worked, duties/position, accrued and unpaid vacation and sick leave pay.

           (b) Buyer agrees that, following the Closing Date, it shall, or shall cause the Company and its Subsidiary to provide that Company Employees may participate in the plans of Buyer under the same terms as the Buyer's present employees (such plans being referred to in this Agreement as the "Buyer Plans").

           (c) Buyer agrees that for purposes of all Company Employee Plans and Buyer Plans under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to Company Employees for service previously credited with the Company or its Subsidiary prior to the Closing Date, provided, that such crediting of service does not result in duplication of benefits, and provided that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan other than any Company Employee Plan. Company Employees shall also be given credit under any Buyer Plan for any deductible or co-payment amounts paid under any Company Employee Plan in respect of the plan year in which the Closing Date occurs, to the extent that, following the Closing Date, they participate in any Buyer Plan for which deductibles or co-payments are required. Buyer shall also cause each Buyer Plan to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Company Employee Plan immediately prior to the Closing Date or (ii) any waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing Date to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Company Employee Plan prior to the Closing Date.

           (d) As soon as practicable after the Closing Date, the assets of the Seller's 401(k) Plan attributable to the accrued benefits of Company Employees shall be transferred in cash to the trustee of Buyer's Defined Contribution Plan. The transfer of assets and liabilities from the Seller's 401(k) Plan to the Buyer's Defined Contribution Plan shall conform in all respects with 411(d)(6) and 414(l) of the Code. Notwithstanding the foregoing provisions of this paragraph (d), no transfer of assets and liabilities from the Seller's 401(k) Plan to the Buyer's Defined Contribution Plan shall occur until Sellers have received evidence, reasonably satisfactory to them, that the Buyer's Defined Contribution Plan satisfies the requirements of section 401(a) of the Code. The Sellers shall cause the Company to take such actions as the Buyer may reasonably request to permit such transfers, including, without limitation, amending Seller's 401(k) Plan effective as of the Closing Date to incorporate the substantive provisions of Buyer's 401(k) Plan so as to allow Seller's 401(k) Plan to be merged into Buyer's 401(k) Plan following the Closing without requiring further substantive amendments to Seller's 401(k) Plan, or alternatively at Buyers sole option terminating Seller's 401(k) Plan effective as of the Closing Date. The amendment or termination of Seller's 401(k) Plan as set forth in the immediately preceding sentence shall be at the direction and expense of the Buyer and any liabilities which may arise due to such amendment or termination shall remain liabilities of the Company after the Closing Date.

           (e) For purposes of this Section 4.4, the term "Buyer" shall include KTI Operations, Inc., a Delaware corporation ("Buyer Operations"). All representations made by, and all obligations assumed by, Buyer under this
Section 4.4 with respect to employees of the Company and Subsidiary may be satisfied by Buyer Operations and by its employee benefit plans.

           4.5 Certain Transactions.

           (a)(i) On or prior to the date upon which the Redemption is consummated, Sellers shall cause:

           (1) the Company to transfer to PPC all right, title and interest in that certain Promissory Note, dated March 15, 1996, between the Company and Sterling Engineered Sales Co. Inc., a Virginia corporation ("Sterling");

           (2) the Company to transfer to PPC any and all outstanding debt (including any interest thereon) owed to the Company by Industrial Power & Process Company, a wholly owned Subsidiary of PPC;

           (3) the Company to extinguish any and all outstanding debt (including any interest thereon) owed to the Company by PPC;

           (4) the Company to transfer to PPC all right, title and interest in the real property described in Schedule 4.5 and, other than as specifically set forth in Schedule 4.5, the structures, improvements, buildings, fixtures and facilities located thereon and the easements and appurtenants thereto; and

           (5) the Company to transfer to PPC all right, title and interest in all shares of capital stock of Sterling owned by the Company.

           (ii) On or prior to the Closing Date, the Sellers shall and shall cause the Company to consummate the Redemption.

           (b) Buyer acknowledges and agrees that the Excluded Assets shall be excluded from any balance sheet or valuation of the Company hereunder and shall not form part of the Company's assets for any purpose hereunder.

           4.6 Tax Matters. (a) Sellers shall make available to Buyer such records as Buyer may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Buyer and such records as Buyer may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form. Buyer shall make available to Sellers such records as Sellers may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Sellers and such records as Sellers may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.

           (b) Buyer shall have Ford, Dickerson & Cobbe (the "Company Accountant") prepare and file all short period consolidated federal and Virginia income tax returns for the Company for the period commencing January 1, 1998 and ending on and including the Closing Date (the "Short Period Tax Returns"). Each Short Period Tax Return shall be prepared using accounting methods and other practices that are consistent with those used by the Company in its consolidated federal and Virginia income tax returns for prior taxable years, and items to be taken into account in the Short Period Tax Returns shall be determined under the "closing-the-books" method as described in Treasury Regulation Section 1.1502-76(b)(2)(i). Buyer shall pay all amounts shown as due on the Short Period Tax Returns, subject to indemnification by the Sellers pursuant to the procedure set forth in Article 10. Sellers shall pay all fees and expenses relating to the preparation and filing of the Short Period Tax Returns. Sellers' Representative agrees to use commercially reasonable efforts to assist Buyer and the Company Accountant in timely preparing and filing the Short Period Tax Returns. Buyer shall cause the Company Accountant to deliver a draft of each Short Period Tax Return to H.C. Self of 1500 Chatham Road, Martinsville Virginia, 64112 not less than forty-five days before the due date for filing such Short Period Tax Return, and H.C. Self shall provide to the Company Accountant his comments on, and proposed changes to, the draft of each Short Period Tax Return not later than thirty days before such due date. If any aspect of any Short Period Tax Return remains in dispute within twenty days before the due date for filing such Short Period Tax Return, the matters in dispute shall be submitted to KPMG Peat Marwick LLP or another mutually agreeable independent nationally recognized certified public accounting firm (the "Accounting Firm") for resolution. The decision of the Accounting Firm concerning any disputed item shall be final and binding on the parties and the fees and expenses of the Accounting Firm shall be paid one-half by Buyer and one-half by the Sellers.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

           Each of the Sellers, severally and not jointly, represents and warrants to Buyer as of the date of this Agreement as follows:

           5.1 Capital Stock.

           (a) Immediately prior to the Redemption, the authorized capital stock of the Company consisted of 1,000,000 Shares, of which 750,000 Shares were outstanding. Assuming that the transactions contemplated by this Agreement have been consummated at or prior to the Closing, as of the Closing, the authorized capital stock of the Company shall consist of 1,000,000 Shares and the number of shares currently outstanding shall be reduced by the number of shares redeemed. Subject to the Redemption, each Seller is the owner, beneficially and of record, of the Shares set forth opposite his, her or its name on Exhibit A hereto (the "Individual Shares"). All of the Individual Shares have been duly authorized and validly issued and are fully paid and non-assessable. At the Closing, the Individual Shares (less the number of shares redeemed by the Company in the Redemption) will not be subject to any liens or restrictions on transfer, other than restrictions imposed by applicable securities laws. At the Closing Date, there will be no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating the Company to issue or transfer any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

           (b) The Company, as of the Closing Date (i) is not a party to any partnership, joint venture or other similar agreement and (ii) does not hold equity securities in any other Person, other than its Subsidiary and Asian Energy, Ltd.

           (c) After the Closing, the Company will have no Subsidiaries other than Multitrade of Martinsville, Inc. Sellers have disclosed to Buyer for such Subsidiary (i) its jurisdiction of organization, (ii) the amount of capital stock authorized and (iii) the amount of capital stock issued and outstanding. All of the issued and outstanding shares of capital stock of such Subsidiary have been duly authorized and are validly issued. The Company, directly or indirectly, holds of record and owns beneficially all of the outstanding shares of such Subsidiary.

           5.2 Organization and Standing. Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority necessary to own, operate and conduct its business as it is presently conducted. Each of the Company and its Subsidiary is duly licensed or qualified to do business and is in good standing as a foreign corporation in all states in which it conducts business, except where failure to be so qualified would not have a Material Adverse Effect.

           5.3 Authorization; Consents; Enforceability.

           (a) This Agreement, the Escrow Agreement and the other agreements and instruments contemplated by or delivered in connection with this Agreement or the Escrow Agreement to which such Seller or the Company is a party or a signatory have been duly authorized, executed and delivered by such Seller or the Company, as the case may be, and constitute the legal, valid and binding obligation of such Seller or the Company, as the case may be, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

           (b) Except as specifically set forth on Schedule 5.3(b) or as required by the HSR Act and any other similar Federal, state, local or foreign laws or regulations, no Consent is required to be obtained by such Seller or the Company (or by any of its Affiliates) from, and no notice or filing is required to be given by such Seller or the Company (or by any of its Affiliates) to or made by such Seller or the Company (or by any of its Affiliates) with, any Governmental Authority or other Person in connection with the execution, delivery and performance by such Seller of this Agreement and the Escrow Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

           5.4 No Violation. The execution and delivery by such Seller of this Agreement and the Escrow Agreement does not, and the consummation by such Seller of the transactions contemplated hereby or thereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or its Subsidiary, (ii) except as set forth on Schedule 5.4, violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under applicable law or under any of the terms, conditions or provisions of any Permit held by the Company or its Subsidiary which is necessary to conduct all aspects of their respective businesses as currently conducted, or of any note, agreement or other instrument or obligation to which such Seller or the Company or its Subsidiary is a party or by which any of their assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or the Company or its Subsidiary, or any of their respective assets except for such violations that individually or in the aggregate would not have a Material Adverse Effect.

           5.5 Insurance. Schedule 5.5 accurately lists all policies of insurance covering the assets and operations of the Company and its Subsidiary as of March 31, 1998 and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage. All such policies are in full force and effect and neither the Company or its Subsidiary, nor, to the knowledge of such Seller, any other party thereto is in breach or default under any such policies (and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a breach or default). No written notice of termination of any such policy has been received by the Company or its Subsidiary.

           5.6 Liens and Encumbrances. Except for Permitted Exceptions, at the time of Closing, none of the assets of the Company or its Subsidiary will be subject to any liens or encumbrances of any nature arising out of transactions entered into, or any state of facts existing, prior to or on the Closing Date.

           5.7 Absence of Certain Changes. Except as reflected on the Financial Statements or as set forth on Schedule 5.7, since the date of the Interim Statements, there has not been: (a) any material adverse change in the business, results of operations or financial or operating condition of the Company and its Subsidiary, taken as a whole; (b) any material loss or damage (whether or not covered by insurance) to any assets of the Company or its Subsidiary, which materially adversely affects or impairs the ability of the Company or its Subsidiary to conduct its business in the ordinary course; (c) any mortgage or pledge of any of the assets of the Company or its Subsidiary; (d) any contract or agreement entered into by the Company or its Subsidiary other than in the ordinary course of business; (e) any increase in the rate or terms of compensation payable to the Company's or its Subsidiary employees, except increases occurring in accordance with the Company's or its Subsidiary customary practices, or any modifications in employee benefits to the Company's or its Subsidiary employees; or (f) any loss or termination of any customer contracts representing billings in excess of $100,000 during the 12-month period prior to loss or termination.

           5.8 Financial Statements. Sellers have delivered to Buyer true and complete copies of the consolidated income statements, statements of cash flow and balance sheets for the Company and its subsidiaries for each of the two fiscal years ended December 31, 1997 and 1996 (the "Annual Statements"), and the three months ended March 31, 1998 (the "Interim Statements," and, together with the Annual Statements, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company and its subsidiaries and fairly present in all material respects the financial position and results of operations of the Company and its subsidiaries as of the dates thereof and for the periods presented thereby.

           5.9 Real Property. Schedule 5.9 sets forth a complete and accurate list of all Real Property that the Company or its Subsidiary owns or leases. No Lease has been modified or amended except as described on Schedule 5.9. No act or event has occurred which, with notice or lapse of time or both, would constitute a default on the part of the Company or its Subsidiary or, to the knowledge of such Seller, on the part of any other person, under any of the Leases, and the consummation of the transactions described in this Agreement will not create or cause a default under any of the Leases. Except for Permitted Exceptions, the Company's or its Subsidiary's interest in the Leases and Owned Real Property is not subject to any liens or encumbrances.

           5.10 Fixed Assets. Schedule 5.10 sets forth a complete and accurate list of each item of equipment and other fixed assets of the Company or its Subsidiary as of March 31, 1998 that has a book value in excess of $10,000. All material items of such assets have been adequately maintained and are in normal operating condition (with the exception of normal wear and tear).

           5.11 Intellectual Property.

           (a) Schedule 5.11(a) separately lists (i) all registered trademarks, service marks and copyrights owned or used by the Company or its Subsidiary (together with any applications therefor), and (ii) all non-registered trademarks, service marks, trade names and service names used by the Company or its Subsidiary.

           (b) Except as set forth on Schedule 5.11(b), the Company and its Subsidiary own or have the right to use all Intellectual Property that is material for the operation of its business.

           (c) No claims have been asserted during the past three years by any Person against the use by the Company or its Subsidiary, or challenging or questioning the validity of effectiveness, of any of the Intellectual Property, or any agreement relating thereto to which the Company or its Subsidiary is a party.

           5.12 Ownership of Assets. Each of the Company and its Subsidiary owns, leases, or has the right to use all assets currently used in the conduct of their respective business.

           5.13 Contracts. Schedule 5.13 lists each Contract (a "Material Contract") of the Company or its Subsidiary, as of March 31, 1998 that (i) provides for the sale of steam by the Company or its Subsidiary, (ii) involves payment by the Company or its Subsidiary of more than $100,000, (iii) has a term of 12 months or more and involves payment by the Company or its Subsidiary of more than $20,000, or (iv) was entered into other than in the ordinary course of business, other than the Leases listed on Schedule 5.9. Sellers have caused the Company to make available to Buyer true and accurate copies of all Material Contracts, together with all amendments, modifications and supplements thereof and waivers and consents thereunder. Except as set forth on Schedule 5.13, neither the Company, its Subsidiary nor, to the knowledge of such Seller, any other party is in default in connection with any Material Contract; no act or event has occurred which, with notice or lapse of time or both, would constitute a default under any Material Contract with respect to the Company, its Subsidiary or, to the knowledge of such Seller, any other party; there is no outstanding notice of cancellation, default or termination in connection with any Material Contract; and each Material Contract is the valid and binding agreement of the Company or its Subsidiary (as the case may be) and, to the knowledge of such Seller, of each other party thereto, which is in full force and effect in accordance with its terms and will not be affected by, or, except as described on Schedules 5.3(b) or 5.4, require the consent of any other party to the transactions contemplated by this Agreement.

           5.14 Litigation. There is no litigation, action, claim, proceeding or governmental investigation pending or, to the knowledge of such Seller, threatened against such Seller, the Company or the Company's Subsidiary (i) that could have a Material Adverse Effect on the Company, or (ii) which may affect such Seller's or the Company's ability to perform its obligations under this Agreement.

           5.15 Operations Conducted Lawfully. To the knowledge of such Seller, for the three (3) years preceding the date of this Agreement, except for the matters described in Section 2.7, the Company and its Subsidiary have conducted their operations in accordance with applicable federal, state and local laws, statutes, rules, administrative regulations and ordinances except for infractions and violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor its Subsidiary has received any written notice to the contrary.

           5.16 Environmental Matters. Except for the matters described in
Section 2.7:

           (a) The Company and its Subsidiary are in material compliance with all Environmental Laws;

           (b) The Company and its Subsidiary have obtained and are in material compliance with the conditions of all Permits required under applicable Environmental Laws for the continued conduct of their respective businesses in the manner now conducted; and

           (c) To the knowledge of such Seller, there is no threatened or existing Environmental Claim indicating that the Company or its Subsidiary may be (a) in material violation of any Environmental Law, (b) subject to liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, (c) subject to claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources, or (d) subject to fines or penalties arising under any Environmental Law.

           5.17 Taxes. All Tax Returns filed with respect to the Company and its Subsidiaries are correct and complete in all material respects. Except as disclosed in Schedule 5.17, the Company and its Subsidiary have (i) properly filed all Tax Returns required to be filed by them, and no filing extensions for any such returns are in effect; and (ii) paid and satisfied on or before its respective due dates all Taxes (whether or not requiring the filing of Tax Returns) required to be paid by them. All Taxes which the Company or its Subsidiary is or was required by law to withhold or collect with respect to its respective business, including sales, unemployment and payroll taxes, have been duly withheld and collected and paid over to the proper Governmental Authority or held by the Company or its Subsidiary in separate bank accounts for such payment. Except as disclosed in Schedule 5.17, neither the Company nor its Subsidiary has been granted an extension of the statute of limitations on assessments of any Taxes. Except as disclosed in Schedule 5.17, to such Seller's knowledge, there are no audits or examinations in progress by any Governmental Authority with respect to the Company or its Subsidiary. Except as disclosed in
Schedule 5.17, neither the Company nor its Subsidiary has received any notice from any Governmental Authority of additional Taxes owed, adjustments being considered or audits to be commenced. There are no agreements or understandings between the Company or its Subsidiary and any Governmental Authority, whether oral or written, with respect to the payment of any Taxes or any matter required or permitted to be included or excluded from any Tax Return. All tax-sharing agreements involving the Company or its Subsidiary have been terminated and will be of no further effect following the Closing.

           5.18 Labor Relations. To such Seller's knowledge the Company and its Subsidiary are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor or unfair employment practices, (ii) as of the date hereof, (A) there is no unlawful employment practice discrimination charge against the Company or its Subsidiary pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency," (B) there is no unfair labor practice charge or complaint against the Company or its Subsidiary pending before the National Labor Relations Board ("NLRB"), (C) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of such Seller, threatened against or affecting the Company or its Subsidiary, (D) no labor organization or group of employees of the Company or its Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of such Seller, threatened to be brought or filed with the NLRB or any other labor relations tribunal or authority, (E) no grievance or arbitration proceeding against the Company or its Subsidiary pending and no written claim therefor exists and, (iii) there is no collective bargaining agreement that is binding on the Company or its Subsidiary.

           5.19 Employee Plans.

           (a) A list of every Company Employee Plan is set forth on Schedule 5.19(a). None of the Company Employee Plans is a Multiemployer Plan and none of the Company Employer Plans is subject to Title IV of ERISA. Except as required by Part 6, Subtitle B, Title I of ERISA or Section 4980B of the Code, no Company Employee Plan that is a welfare plan (as such term is defined in Section 3(1) of ERISA) provides for health benefit coverage to any individual for events occurring or expenses incurred after termination of employment.

           (b) Each Company Employee Plan that is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA that is intended to satisfy the requirements of sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service. The Company has furnished to Buyer with respect to each Company Employee Plan, to the extent applicable, a copy of the most recent annual report, each plan document and related, trust agreements and/or insurance contracts, the most recent "summary plan description" and the most recent Internal Revenue Service determination letter.

           (c) To the knowledge of such Seller, each of the Company Employee Plans has been administered in form and operation in all material respect with all applicable requirements of law. There are no pending or, threatened claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any Company Employee Plan, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

           5.20 PURPA Compliance. Neither the Company nor its Subsidiary is engaged in the generation or sale of electric power other than solely from a Qualified Facility as defined in Public Utility Regulatory Policies Act of 1979.

           5.21 SEC Disclosures. Neither the Company nor its Subsidiary is subject to any disclosure or filing requirements with any governmental body or authority under any federal or state securities laws, regulations or rules as a result of the sale of the Shares by the Sellers hereunder.

           5.22 No Transfer Restrictions. There are no redemption, cross-purchase or other purchase agreements in existence which relate to the Shares, and there are no transfer restrictions or limitations relating to the Shares under the Company's or its Subsidiary's articles or incorporation or by-laws or any other corporate document.

           5.23 Union Contracts. There are no collective bargaining agreements in existence with respect to any of the Company's or its Subsidiary's employees, and to the Knowledge of such Seller, there presently is no organized effort by employees of the Company or its Subsidiary to form a collective bargaining unit.

           5.24 Capacity of Sellers. Such Seller has the legal right and capacity to execute this Agreement and to transfer his, her or its Shares to the Buyer. In the case of any Seller who is not a natural person, including without limitation an estate, trust, partnership, corporation or other entity the execution of this Agreement and the transfer of such Seller's Shares to Buyer is a duly authorized act that complies with all documents and laws which establish and govern that Seller, including in the case of a Seller that may be an estate or trust, all applicable testamentary documents, probate requirements and court orders.

           5.25 Liens and Encumbrances. Such Seller is not currently a debtor in bankruptcy or in a state insolvency proceeding, nor is such Seller contemplating filing as a debtor in bankruptcy or in any state insolvency proceeding. None of the Shares is subject to any outstanding security interest, lien or encumbrance.

           5.26 No Violation of HSR Act. The sale and transfer of the Shares by such Seller to Buyer under this Agreement shall not violate any provision of the HSR Act or any valid regulation or rule promulgated under the HSR Act.

           5.27 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 5, the SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS SUBSIDIARY, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5, THE BUYER IS PURCHASING THE SHARES ON AN "AS-IS, WHERE-IS" BASIS.

                                   ARTICLE 6.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to Sellers as follows:

           6.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and perform its obligations hereunder and thereunder.

           6.2 No Violation. The execution and delivery of this Agreement and the Escrow Agreement does not and the consummation by Buyer of the transactions contemplated hereby and thereby does not and will not (i) violate or conflict with any provision of the articles of incorporation or the bylaws of Buyer, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement of other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets.

           6.3 Authorization; Enforceability; Consents.

           (a) This Agreement, the Escrow Agreement and the other agreements and instruments contemplated by this Agreement or the Escrow Agreement to which Buyer is a party or a signatory have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their terms. All necessary corporate proceedings of Buyer have been taken to authorize this Agreement, the Escrow Agreement and the other agreements contemplated by this Agreement or the Escrow Agreement and all transactions contemplated hereby and thereby.

           (b) Except as specifically set forth on Schedule 6.3(b) or as required by the HSR Act and any other similar laws or regulations, no Consent is required to be obtained by Buyer or any Affiliate from, and no notice or filing is required to be given by Buyer or any Affiliate to or made by Buyer or any Affiliate with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement and the Escrow Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, materially impair Buyer's ability to effect the Closing.

           6.4 No Litigation. There is no litigation, action, claim, proceeding, or governmental investigation pending or to Buyer's knowledge threatened against Buyer which may affect Buyer's ability to perform its obligations hereunder, under the Escrow Agreement or under any agreement or instruments contemplated by this Agreement or the Escrow Agreement and, to the knowledge of Buyer, there is no basis for any such action.

           6.5 Financing. Buyer has available to it sufficient funds to enable it to consummate the transactions contemplated by this Agreement and the Escrow Agreement.

           6.6 Knowledge. Buyer has no knowledge of any breach of, or inaccuracy in, any of the representations and warranties of Sellers set forth in this Agreement.

           6.7 Investment Intent. Buyer (i) understands that the Shares have not been as of the date hereof registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) the Shares may not be reoffered, resold, pledged or otherwise transferred except pursuant to an effective registration statement or in accordance with another exemption from the regulation requirements of the Securities Act, (iii) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (iv) is a sophisticated investor with knowledge and experience in business and financial matters, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, (vi) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and (vii) is acquiring such Shares for its own account as principal, for investment and not with a view toward the sale or distribution thereof.

                                   ARTICLE 7.

                              CONDITIONS PRECEDENT

           7.1 General Conditions. Subject to the provisions of Section 7.4 below, the obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

           (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; and

           (b) All filings under the HSR Act and other similar laws applicable to the transactions contemplated by this Agreement shall have been made and any required waiting period under such laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

           7.2 Conditions to Obligations of Buyer. Subject to the provisions of
Section 7.4 below, the obligations of Buyer under this Agreement to purchase the Shares and to consummate the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer in its sole discretion:

           (a) The representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) representations expressly made as of a particular date, and (ii) as modified by transactions permitted by this Agreement.

           (b) The Sellers shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

           (c) Sellers shall have delivered to Buyer a certificate, dated the Closing Date, to the effect set forth in paragraphs (a) and (b) of this Section 7.2.

           (d) The Buyer shall have received, effective as of the Closing, the resignations of (i) the directors of the Company and its Subsidiary and (ii) the officers of the Company listed on Schedule 4.4.

           (e) All the actions referred to in Section 4.5(a) shall have been consummated.

           (f) All necessary parties shall have executed and delivered the Escrow Agreement.

           7.3 Conditions to Obligation of Sellers. Subject to the provisions of
Section 7.4 below, the obligations of each Seller under this Agreement to sell the Shares and to consummate the other transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Sellers in their sole discretion:

           (a) The representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement.

           (b) Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

           (c) Buyer shall have delivered to Sellers a certificate of Buyer, dated the Closing Date, to the effect set forth in paragraphs (a) and (b) in this Section 7.3.

           (d) Seller shall obtain a closing letter from Crestar Bank, N.A., indicating the payoff amount required to satisfy in full the terms of the Commercial Note, Negative Pledge Agreement and Security Agreement, each dated February 13, 1998, between the Company and Crestar Bank, N.A. as of the Closing Date.

           (e) All necessary parties shall have executed and delivered the Escrow Agreement.

           7.4 Waiver/Satisfaction of Conditions Precedent. Buyer and Seller acknowledge that this Agreement has been executed effective as of the Closing Date, and that each and all of the conditions precedent to Closing contained in this Article 7 have been satisfied or have been waived by the party or parties benefitted thereby.

                                   ARTICLE 8.

                                   THE CLOSING

           8.1 Closing. The consummation of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 2000 Pennsylvania Avenue, N.W.,

Washington, D.C. 20006-1882, on June 16, 1998, or at such other time and place as mutually agreed to by the parties (hereinafter referred to as the "Closing Date"). The transaction is to be effective as of the Closing Date, and for accounting and proration purposes, as of 11:59 p.m. Washington, D.C. time on the Closing Date (the "Effective Time").

           8.2 Deliveries at Closing.

           (a) Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Buyer the following:

                     (i) Certificates evidencing the Shares duly endorsed in blank for transfer by Sellers, with signature guarantees, corporate resolutions and certificates of incumbency, to the extent applicable.

                     (ii) Corporate certificates of good standing for the Company and its Subsidiary issued by the Secretary of State (or similar applicable offices) of their respective jurisdictions of incorporation.

                     (iii) A certificate of the secretary of the Company certifying and attaching copies of the Company's certificate of incorporation and bylaws.

                     (iv) Such other documents, certificates and items reasonably requested by Buyer to consummate the transactions contemplated hereby and effect the transfer of the Shares as provided herein.

           (b) Deliveries by Buyer. Upon Sellers' tender of delivery of the foregoing at the Closing, Buyer shall deliver to Sellers the following:

                     (i) Payment by wire transfer to Sellers of the Cash Amount set forth in Section 2.2.

                     (ii) A corporate certificate of good standing for Buyer issued by the Secretary of State of New Jersey.

                     (iii) Such other documents, certificates and items reasonably requested by Sellers to consummate the transactions contemplated hereby.

           In addition, at the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent under the Escrow Agreement.

                                   ARTICLE 9.

                                   TERMINATION

           9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

           (a) by mutual written consent of Buyer and Sellers; or

           (b) by either Buyer or Sellers by giving written notice of such termination to the other party, if the Closing shall not have occurred by September 30, 1998;

           (c) by either Buyer or Sellers if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and nonappealable.

           9.2 Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate, except that the obligations contained in Sections 3.1(b) (Confidentiality), 11.1 (Expenses), 11.3 (Notices) and 11.7 (Governing
Law) shall survive. In the event of a termination contemplated hereby by any party pursuant to Section 9.1, the transactions contemplated hereby shall be abandoned without further action by any party hereto, and there shall be no obligation of or liability to any party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, unless such termination was the result of an intentional breach of any representation, warranty, covenant or other provision in this Agreement, or an intentional act or omission that resulted in any representation, warranty, covenant or other provision in this Agreement to be breached, in which case the party who breached the representation, warranty, covenant or other provision shall be liable at law or in equity to the other party for the violation or breach of this Agreement.

                                   ARTICLE 10.

                                 INDEMNIFICATION

           10.1 Indemnification by Sellers. Sellers and their successors in interest, severally and not jointly, shall reimburse, indemnify and hold harmless Buyer as provided in this Article 10, at all times on and after the date of this Agreement, against and in respect of any and all claims, causes of action, suits, proceedings, demands, assessments, judgments, losses, damages, costs, expenses (including reasonable attorney's fees and expenses) and liabilities whatsoever (individually a "Loss" and collectively "Losses") arising out of, related to, resulting from or based upon any of the following:

           (a) any breach or non-fulfillment of any of the covenants or agreements of Sellers contained in or made pursuant to this Agreement;

           (b) any inaccuracy or breach of any of the representations and warranties of Sellers that are contained in this Agreement, or in any certificate furnished to Buyer hereunder; and

           (c) any and all Taxes that have become due and payable during, or which have accrued with respect to the Company, PPC and their respective Subsidiaries for any period included in the Tax Indemnification Period (including Taxes arising from the transaction described in Section 4.5(a)) and that have not been paid on or prior to the Closing Date, included in the Closing Certificate or reserved on the Closing Balance Sheet. Any Taxes attributable to the operations of the Company, PPC or their respective Subsidiaries payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes are attributable (all Losses arising under clauses
(a), (b) and (c) of this Section 10.1 are collectively referred to herein as "Buyer Losses");

provided, however, that Sellers shall not be required to indemnify Buyer under this Article 10 in respect of any Buyer Losses pursuant to Section 10.1(b) of this Agreement (except for (i) governmental fees and penalties in respect of Environmental Concerns relating back to the period before Closing but imposed upon the Company after Closing, (ii) any Stream Cleanup as defined in Section 2.7(b), and (iii) the draw down of $46,750 of the Escrow Amount under Section 2.7(c), none of which shall be subject to the $100,000 floor provided below and none of which shall count toward the $100,000 floor provided below) until the aggregate amount of all such Buyer Losses pursuant to Section 10.1(b) of this Agreement exceeds $100,000, whereupon Sellers shall be required to indemnify Buyer in respect of such Buyer Losses to the extent (but only to the extent) Losses in respect of such Buyer Losses pursuant to Section 10.1(b) of this Agreement exceed $100,000. Any provision in this Agreement to the contrary notwithstanding, Sellers' collective liability for Buyer Losses under this
Article 10 (including without limitation Buyer Losses pursuant to Section 10.1(b)) shall be satisfied only by recourse to the funds deposited and remaining in the Escrow Account and after such time as the funds in the Escrow Account have been expended or distributed in accordance with the provisions of the Escrow Agreement, the Sellers shall have no further obligation to indemnify the Buyer from and against any further Buyer Losses suffered by reason of such breaches.

           10.2 Indemnification by Buyer. Buyer and its successors in interest shall, and shall cause the Company and its successors in interest to, indemnify and hold each Seller and its respective successors and assigns, at all times on and after the date of this Agreement, harmless from and against and in respect of any and all Losses arising out of, related to, resulting from or based upon any of the following: (i) any breach or non-fulfillment of any of the covenants or agreements of Buyer contained in or made pursuant to this Agreement, (ii) any inaccuracy or breach of any of the representations or warranties of Buyer that are contained in this Agreement or in any certificate or other instrument furnished to any Seller or the Sellers hereunder (all Losses arising under clause (i) and (ii) of this Section 10.2 are collectively referred to herein as "Seller Losses") and (iii) any liability or obligation of the Company (including without limitation liabilities which may arise due to (x) the naming of Olympic Insurance Agency as the Company's and Subsidiary's insurance agent of record pursuant to Section 3.3 or (y) the actions taken by the Company pursuant to the last sentence of Section 4.4(d)) except for liabilities or obligations that constitute a breach of this Agreement.

           10.3 Procedure.

           (a) Notice. Promptly after receipt by a party or parties seeking indemnification under this Article 10 ("Indemnitee") of notice of any loss, claim, liability or expense to which the indemnification obligations hereunder would apply, taking into account the thresholds contained in the proviso to
Section 10.1 above (a "Claim"), the Indemnitee shall give notice thereof in writing to the other party or parties ("Indemnitor") of the facts that are the basis of the Claim. Subject to Section 10.6, the amount of the Claim as set forth in the notice shall be based upon the Indemnitee's good faith estimate of the maximum exposure to Indemnitee (including, but not limited to, attorneys' and other professionals' fees) presented under the circumstances of the Claim; provided, however, that the amount set forth in the notice of Claim shall not limit Indemnitee's rights to indemnification under this Article 10 if the ultimate Loss to Indemnitee shall exceed the amount set forth in the notice of Claim.

           (b) Third Party Claims. If any Claim is based upon an asserted liability or obligation to a person or entity that is not a Company or a party to this Agreement (a "Third Party Claim"), Indemnitor shall have the right to defend or settle such Third Party Claim and Indemnitee shall have the right to participate in such defense or any settlement negotiations. If any Claim is not a Third Party Claim, such Claim shall be satisfied as provided in subsection
(a). Notwithstanding the foregoing, Indemnitor may not settle any Third Party Claim without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld or delayed (it being acknowledged and agreed that Indemnitee may withhold its consent if, among other things, a proposed settlement (i) would not include as an unconditional term thereof a release of Indemnitee from all liability in respect of such Claim or (ii) involves any relief other than the payment by Indemnitor of money damages).

           10.4 Nature and Survival of Representations and Warranties and Certain Liabilities. The representations, warranties, covenants, indemnities and agreements of the parties contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the Closing, but (i) all claims for any losses or damage arising from the transactions contemplated by this Agreement shall be made pursuant to, and subject to the limitations of, this

Article 10, and (ii) the parties' indemnification obligations pursuant to this
Article 10 shall terminate on the first anniversary of the Closing Date, except with respect to Losses related to Claims for which notice has been given, on or before such anniversary, pursuant to Section 10.3.

           10.5 Subrogation. The rights of any Indemnitor shall be subrogated to any right of action which the Indemnitee may have against any other person with respect to any matter giving rise to a claim for indemnification under this Agreement.

           10.6 Net Indemnity Payment. Any amounts payable under Section 10.1 or
Section 10.2 shall be treated by Buyer and Sellers as a further adjustment to the Base Purchase Price of the Shares, and shall be calculated after giving effect to (a) any proceeds received from insurance policies covering the damage, loss, liability, or expense that it the subject to the claim for indemnity and
(b) the actual realized Tax benefit to the indemnified party resulting from the damage, loss, liability, or expense that is the subject of the indemnity; provided that to the extent that any Tax benefit is realized in a Tax year other than the year in which the indemnity is paid, the indemnified party shall make a payment to the indemnifying party in the amount of such realized Tax benefit in the year in which it is realized. For purposes of this Section 10.6, an actual realized Tax benefit means an actual reduction in taxes payable or a refund of Taxes previously paid.

                                   ARTICLE 11.

                               GENERAL PROVISIONS

           11.1 Expenses. Except as otherwise expressly provided in the Agreement, Buyer on one hand, and Sellers on the other, shall pay their own expenses and costs incurred in connection with the negotiations and consummation of this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the parties to this Agreement agree that all applicable fees and expenses that may be imposed upon, or payable in connection with, any filings required under the HSR Act shall be borne by Buyer.

           11.2 Brokerage. Except for the fees and expenses payable to Ewing Monroe Bemiss & Co. which fees and expenses will be paid by Sellers, there are no broker's or finder's fees for commissions payable to any person as a result of this Agreement or the transactions contemplated hereby. Sellers, severally and not jointly, agree that they will defend, indemnify and hold Buyer harmless from and against any and all damages, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by Buyer as a result of any claims asserted against Buyer by any broker or other person on the basis of any arrangement made or alleged to have been made by Sellers or the Company. Buyer agrees that it will defend, indemnify and hold each Seller and its respective successors and assigns harmless from any and all damages, losses, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by each Seller as a result of any claims asserted against such

Seller or the Sellers by any broker or other person on the basis of any arrangements or agreements made or alleged to have been made by Buyer.

           11.3 Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by overnight courier service (with all fees prepaid) or mailed by registered or certified mail, return receipt requested (with postage prepaid) or, upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type), as follows:

           Notices to Buyer:            KTI, Inc.
                                        7000 Boulevard East
                                        Guttenberg, New Jersey 07093
                                        Attention: General Counsel
                                        Telephone: (201) 854-7777
                                        Fax: (201) 854-1771

           with a copy to:              Bernstein, Shur, Sawyer & Nelson
                                        100 Middle Street
                                        Portland, Maine 04104
                                        Attention: Gordon F. Grimes
                                        James A. Houle
                                        Telephone: (207) 774-1200
                                        Fax: (207) 774-1127

           Notices to Sellers:          B.E. Brammer
                                        101 Evening Star Lane
                                        Ridgeway, Virginia 24148
                                        Facsimile: (540) 632-5150

           with a copy to:              Mayer, Brown & Platt
                                        2000 Pennsylvania Avenue
                                        Washington, D.C. 20006-1882
                                        Facsimile: (202) 861-0473
                                        Attention: Keith J. Willner

Any such notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 11.3.

           11.4 Further Assurances. Each of Sellers and Buyer will, from time to time after the Closing, at Buyer's or Sellers' Representatives request, as the case may be, execute, acknowledge and deliver or will cause to be executed, acknowledged and delivered, all such additional documents and will take all such further action as may be reasonably required by Buyer or Sellers' Representative, as the case may be, in order to consummate the transactions contemplated by this Agreement and to convey and confirm the benefits intended by this Agreement and will provide such information after the Closing as Buyer or Sellers' Representative, as the case may be, may reasonably request.

           11.5 Resolution of Disputes. If a dispute arises concerning or related to this Agreement or the transactions contemplated hereby, the parties agree to enter into good faith efforts to resolve the dispute at a meeting or meetings in which a senior official or officials of Buyer with decision-making power and Sellers' Representative shall participate. The purpose of such negotiations will be an honest effort to allow a corporate official of Buyer and Sellers' Representative to resolve the dispute prior to expensive and lengthy litigation. The parties shall have complete discretion as to what procedures shall be used and what agenda shall be discussed.

           If the dispute cannot be resolved as such meeting or meetings, the parties agree to submit the dispute to nonbinding mediation by a mediator mutually selected by the parties. If the parties are unable to agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association. In any event, the mediation shall take place within thirty (30) days of the date a party gives the other parties written notice of its desire to mediate the dispute.

           Any such meeting or mediation shall be held as confidential by all parties and the parties hereto do commit themselves that they shall not disclose either the existence of such meetings or mediation or the content thereof. Any participation in or initiation of such meetings or negotiations shall not be deemed to be an admission of liability and no statement made or provided in or related thereto shall be construed as a statement against interest or otherwise disclosed or used in any proceeding involving the parties.

           The parties agree not to file litigation (whether by original complaint, third party complaint or otherwise) before the completion of the meetings and mediation. In the event a party files litigation prior to the conclusion of such meetings and mediation, any other party may request the Court to grant a stay of the litigation while the parties attempt to settle the litigation through such meetings and mediation, and the party which has filed the litigation (i) agrees not to oppose such a stay, and (ii) shall be liable to the other parties for the reasonable attorney fees and expenses of the other parties incurred in seeking a stay of the litigation pending the conclusion of such meetings and mediation.

           11.6 Assignment; Successors In Interest.

           (a) Except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld), no transfer or assignment by any party of any of its rights under this Agreement shall be made to any person or entity.

           (b) This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns (whether or not permitted), shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns (and to or for the benefit of no other person or entity, whether an employee or otherwise, whatsoever), and any reference to a party to this Agreement shall also be a reference to a successor or assign.

           11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Virginia regardless of principles of conflict of laws. The courts of the State of Virginia or of the United States sitting in the State of Virginia shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably (a) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement, (b) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court and (c) agrees to the mailing of service of process to the address specified above for such party as an alternative method of service of process in any legal proceeding brought in any such court.

           11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

           11.9 No Third Party Rights. This Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties to this Agreement.

           11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision in invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

           11.11 Obligations of the Company. Whenever this Agreement requires the Company or any of its Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of Sellers (prior to Closing) and on the part of Buyer (after Closing) to cause the Company or any of its Subsidiary to take such action.

           11.12 Entire Agreement. This Agreement, which is deemed to include all exhibits, schedules and certificates delivered pursuant to the terms hereof, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, whether expressed or implied (collectively, "Prior Inducements"), by any Sellers, or any officer, employee or representative of any party hereto with respect thereto. Buyer and Sellers acknowledge and agree that in entering into this Agreement none of them has relied upon any such Prior Inducements, and Buyer and Sellers agree that none of them will seek to initiate or maintain any suit, action, claim or defense based upon or arising out of any Prior Inducement.

           11.13 Amendment; Waiver. This Agreement may be amended, and any provision hereof waived, but only in a writing signed by the party against whom such amendment or waiver is sought to be enforced. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

           11.14 Headings. Headings and numbers have been set forth herein for convenience only and are not to affect the construction or be taken into consideration in interpreting this Agreement.

           11.15 Fair Construction. This Agreement shall be deemed to be the joint work product of the Buyer and the Sellers without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

           IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.



                            BUYER:

                            KTI, INC.

                            By: /s/ Robert E. Wetzel
                            Name:   Robert E. Wetzel
                            Title:  Senior Vice President

                            SELLERS:

                            DOUGLAS K. FRITH, solely in his capacity as Trustee for the MARITAL TRUST U/W J.B. FRITH, Sr. and not in his individual capacity


                            By:/s/ Douglas K. Krith

                            SHELLEY FRITH DRANE

                            By:/s/ Shelley Frith Drane

                            B. EDWARD BRAMMER

                            By:/s/ B. Edward Brammer

                            AVERETT COLLEGE
                            By:/s/ James R. Anderson
                            Name:  James R. Anderson
                            Title: Secretary, Averett College Board of Trustees

                                                    WILLIAM R. MARTIN

                                                    By:/s/ William R. Martin


                                                    SAM E. ENGLISH

                                                    By:/s/ Sam E. English


                                                    FRANCIS T. WEST

                                                    By:/s/ Francis T. West


                                                    L. DUDLEY WALKER

                                                    By:/s/ L. Dudley Walker


                                                    JAMISON COMPANY L.P.

                                                    By:/s/ A.A. Jamison

                                                    Name:  A.A. Jamison

                                                    Title: General Partner


                                                    BARRY A. GREENE

                                                    By:/s/ Barry A. Greene


                                                    JACOB E. FRITH, II

                                                    By:/s/ Jacobe E. Frith, II

                                                    JAMES B. FRITH, JR.

                                                    By:/s/ James B. Frith, Jr.

                              IRVING M. GROVES, JR.

                              By:/s/ Irving M. Groves, Jr.


                              KATHRYN R. WOOLDRIDGE

                              By:/s/ Kathryn R. Woolridge


                              PIEDMONT TRUST BANK, solely in its capacity as Trustee for MINNIE C. GLOBMAN RLT and not in its individual capacity

                              By:/s/ H. B. Meador, Jr.

                              Name:     H.B. Meador, Jr.

                              Title:    Vice President


                              ROBERT D. FINCH

                              By:/s/ Robert D. Finch


                              RICHARD A. GLOBMAN

                              By:/s/ Richard A. Globman


                              HENRY C. SELF

                              By:/s/ Henry C. Self


                              PAUL G. JAMISON

                              By:/s/ Paul G. Jamison

                              NATIONS BANK CUSTODIAN, solely in its capacity as Custodian for the ESTATE OF JOHN A. JAMISON and not in its individual capacity


                              By:/s/ Len Schleinat

                              Name:     Len Schleinat

                              Title:    Vice President


                              ELLEN J. MASSEY

                              By:/s/ Ellen J. Massey


                              ANN CLAIRE SHEPHERD

                              By:/s/ Ann Claire Shepherd


                              W.H. PADGETT

                              By:/s/ W.H. Padgett


                              KENNETH M. GREENE

                              By:/s/ Kenneth M. Greene


                              STEPHEN J  GREENE
                              SUSAN C. GREENE

                              By:/s/ Stephen J. Greene
                              Name: Stephen J. Greene

                              By:/s/ Susan C. Greene
                              Name: Susan C. Greene

                              BILLY R. BRAMMER

                              By:/s/ Billy R. Brammer

                                                                       EXHIBIT A

SELLERS                                                                 SHARES
-------                                                                 ------
Douglas K. Frith                                                          93,750
 Trustee for Marital Trust J.B. Frith, Sr.
Shelley Frith Drane                                                        6,250
B. Edward Brammer                                                         80,000
Averett College                                                           50,000
William R. Martin                                                         50,000
Sam E. English                                                            50,000
Francis T. West                                                           50,000
L. Dudley Walker                                                          50,000
Jamison Company L.P.                                                      25,000
Barry A. Greene                                                           33,334
Jacob E. Frith, II                                                        25,000
James B. Frith, Jr.                                                       25,000
Irving M. Groves, Jr.                                                     25,000
Kathryn R. Wooldridge                                                     25,000
Piedmont Trust Bank                                                       25,000
  Trustee for Minnie C. Globman RLT
Robert D. Finch                                                           25,000
Richard A. Globman                                                        12,500
Henry C. Self                                                             15,000
Paul G. Jamison                                                           12,500
Nations Bank Custodian                                                    12,500
 For Estate of John A. Jamison
Ellen J. Massey                                                           12,500
Ann Claire Shepherd                                                       12,500
W.H. Padgett                                                              12,500
Kenneth M. Greene                                                          8,333
Stephen J & Susan C. Greene                                                8,333
Billy R. Brammer                                                           5,000

                                      B-1